Exhibit 99.1

TO:	Crown Associates

FROM:	Jeff Bedard, Founder & Chief Executive Officer

DATE:	September 5, 2024

RE:	Update on Merger Agreement

Hi all,

I hope you had a great holiday weekend and were able to find some time to relax with family and friends. As we close out the summer and head into fall, I would like to provide you with an update on some of the ways we’ve been working diligently on the merger since we last spoke.

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Integration Management Office: We have established an Integration working team, which includes key Crown and Revance executives who are responsible for both planning and leading the successful integration of our two companies.

•	Engagement: We have held various leadership meetings between Crown and Revance executives in order to foster cross company collaboration, understanding and engagement between both teams.

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Listening: We are taking the necessary time to listen, learn and compile feedback from employees, partners, executives and KOLs. Our listening sessions, which have taken place in various offices, are extremely important to establish a successful transition.

•	Execution: We’re heavily focused on collaborative planning at this stage, and we hope to start executing these plans as soon as the deal officially closes.

While we are still in the early innings, these are important steps in our journey towards becoming a combined company. We look forward to sharing more information in the future and we ask that you continue to remain focused on your day-to-day responsibilities. Your dedication and hard work are more important now than ever before.

As a reminder:

•	Until the deal closes, Crown and Revance will continue to operate as separate and independent companies, and we ask that your work remains “business as usual” as we finalize the deal.

•	It is crucial that we remain focused on our current business objectives and continue delivering the high-quality products and services our customers expect at both Crown and Revance.

•

Outside parties may inquire about the transaction. We ask that you do not comment on the transaction or provide any details. If anyone reaches out to you with questions, please refer them to our PR agency of record, ICR, at Crown@icrinc.com.

We are extremely excited to combine our two best-in-class teams. Together, we have an opportunity to build a great new business that will harness the strengths of both companies to achieve unprecedented success.

Best,

Jeff Bedard

Forward-Looking Statements

Certain statements contained in this communication are “forward-looking statements.” The use of words such as “anticipates,” “hopes,” “may,” “should,” “intends,” “projects,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. All statements, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, among others, statements relating to the future financial performance of Revance Therapeutics, Inc. (“Revance”) and Crown Laboratories, Inc. (“Crown”), business prospects and strategy, expectations with respect to the Agreement and Plan of Merger, dated August 11, 2024 (the “Merger Agreement”), among the Revance, Reba Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Crown and Crown, the tender offer and the expected merger of Merger Sub with and into the Revance (the “Merger”), including the timing thereof and Revance’s and Crown’s ability to successfully complete such transactions and realize the anticipated benefits. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others, the risks and uncertainties inherent in the tender offer and the Merger, including, among other things, regarding how many of Revance stockholders will tender their shares in the tender offer, the possibility that competing offers will be made, the ability to obtain requisite regulatory approvals, the ability to satisfy the conditions to the closing of the tender offer and the Merger, the expected timing of the tender offer and the Merger, the possibility that the Merger will not be completed, difficulties or unanticipated expenses in connection with integrating the parties’ operations, products and employees and the possibility that anticipated synergies and other anticipated benefits of the transaction will not be realized in the amounts expected, within the expected timeframe or at all, the effect of the announcement of the tender offer and the Merger on Revance’s and Crown’s business relationships (including, without limitations, partners and customers), the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the expected tax treatment of the transaction, and the impact of the transaction on the businesses of Revance and Crown, and other circumstances beyond Revance’s and Crown’s control. You should not place undue reliance on these forward-looking statements. Certain of these and other risks and uncertainties are discussed in Revance’s and Crown’s filings with the Securities and Exchange Commission (“SEC”), including the Schedule TO (including the offer to purchase, letter of transmittal and related documents) Crown and its acquisition subsidiary will file with the SEC, and the Solicitation/Recommendation Statement on Schedule 14D-9 Revance will file with the SEC, and Revance’s most recent Form 10-K and Form 10-Q filings with the SEC. Except as required by law, neither Revance nor Crown undertakes any duty to update forward-looking statements to reflect events after the date of this communication.

Additional Information and Where to Find It

The tender offer described above has not yet commenced. This communication is not an offer to buy nor a solicitation of an offer to sell any securities of Revance Therapeutics, Inc. The solicitation and the offer to buy shares of Revance’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Crown Laboratories and its acquisition subsidiary intends to file with the Securities and Exchange Commission (SEC). In addition, Revance will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Once filed, such documents will be mailed to the stockholders of Revance free of charge and investors will also be able to obtain a free copy of these materials (including the tender offer statement, Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement) and other documents filed by Crown Laboratories and Revance with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by Revance under the “News” section of Revance’s website at www.revance.com. The information contained in, or that can be accessed through, Revance’s or Crown’s website is not a part of, or incorporated by reference herein.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME), INCLUDING TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT OF REVANCE AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.